Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of DCP Midstream Partners, LP on Form S-3 of our report dated February 29, 2012 related to the financial statements of the Southeast Texas Midstream Business as of December 31, 2011 and 2010 and for each of the three years in the period ended December 31, 2011, incorporated by reference in the prospectus, which is part of this Registration Statement, and to the reference to us under the heading “Experts” in such prospectus.

/s/ Deloitte & Touche LLP

Denver, Colorado

June 14, 2012